UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 5, 2021

GOLD RESOURCE CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	001-34857	84-1473173
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2000 South Colorado Blvd., Tower 1, Suite 10200 Denver, Colorado	80222
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(303) 320-7708

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	GORO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Arrangement Agreement

On October 5, 2021, Gold Resource Corporation (“GORO” or the “Company”) entered into an Arrangement Agreement (the “Arrangement Agreement”) with Aquila Resources Inc., a corporation incorporated under the laws of the Province of Ontario (“Aquila”). Under the Arrangement Agreement, GORO, through a wholly-owned subsidiary, will acquire all of the issued and outstanding common shares of Aquila by way of a plan of arrangement under the Business Corporations Act (Ontario) (the “Transaction”), on and subject to the terms and conditions of the Arrangement Agreement.

As previously disclosed in the Company’s Current Report on Form 8-K filed on September 8, 2021, GORO, through a wholly-owned subsidiary, will acquire all the issued and outstanding Aquila shares for 0.0399 of a GORO share per Aquila share (the “Exchange Ratio”). The Exchange Ratio represents consideration of C$0.09 per Aquila share (the “Per Share Price”) based upon the closing prices of the Aquila shares and the GORO shares on September 3, 2021. The Per Share Price implies an aggregate acquisition price for 100% of the outstanding Aquila shares of approximately C$30.9 million.

The Arrangement Agreement has been unanimously approved by the board of directors of both GORO and Aquila. The Transaction will require the approval of 66⅔ percent of the votes cast by Aquila shareholders at a special meeting of shareholders (the “Aquila Shareholder Meeting”). The Aquila Shareholder Meeting is scheduled to be held on November 17, 2021. The Transaction does not require the approval of GORO’s shareholders. The consummation of the Transaction is also subject to other customary conditions precedent, including (i) the approval by the Ontario Superior Court of Justice (Commercial List), (ii) applicable stock exchange approvals, and (iii) receipt of required third party consents.

The Arrangement Agreement includes an agreement by Aquila to immediately cease, and not to solicit, initiate or encourage, any discussions concerning any alternative transactions to the proposed Transaction. However, Aquila may take certain specified actions in response to an unsolicited alternative transaction proposal that the board of directors of such party deems to be a “superior proposal” meeting the requirements set forth in the Arrangement Agreement. The Arrangement Agreement also provides that GORO has certain other rights in respect of alternative transactions, including a right to match competing offers in certain circumstances.

The Arrangement Agreement may be terminated in certain circumstances, including but not limited to (i) by mutual written agreement of the parties, (ii) by any party if the Transaction shall not have been consummated by January 14, 2022, (iii) by any party if the Transaction becomes prohibited by law, (iv) by any party if the Transaction is not approved by the Aquila securityholders, (v) by GORO if Aquila’s board of directors fails to recommend that its securityholders vote in favor of the transactions contemplated by the Arrangement or changes or withdraws its recommendation or recommends another transaction, (vi) by Aquila in certain circumstances if it enters into a written agreement with respect to a “superior proposal” meeting the requirements set forth in the Arrangement Agreement, (vii) by either GORO or Aquila if any of the conditions to their respective obligations to proceed with the Arrangement are not satisfied as a result of a breach by the other party, and such condition is incapable of being satisfied by January 14, 2022, or (viii) by GORO if Aquila breaches its non-solicitation or matching right obligations with respect to receipt of a “superior proposal”. In certain circumstances, Aquila will pay to GORO a C$1,000,000 termination fee concurrently with such termination or upon the occurrence of certain future events.

The Transaction is expected to close in the fourth quarter 2021, subject to all conditions precedent to completion of the Transaction being met. Upon closing of the Transaction, the existing GORO and Aquila shareholders will own approximately 85.1% and 14.9%, respectively, of the combined company on a fully diluted basis.

The foregoing description of the Arrangement Agreement is qualified in its entirety by reference to the Agreement filed as Exhibit 2.1 attached hereto.

Voting Support Agreement

Each of Orion Mine Finance and Hudbay Minerals Inc., which hold 28.3% and 10.4%, respectively, of the issued and outstanding Aquila shares, has entered into a voting support agreement with GORO pursuant to which they have agreed to vote their Aquila shares in favor of the Transaction. The Voting Support Agreements for Orion Mine Finance and Hudbay Minerals Inc. are filed here as Exhibits 10.1 and 10.2, respectively. In addition, all of the directors and officers of Aquila holding approximately 1.9% Aquila shares in aggregate have also executed a voting support agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
2.1	Arrangement Agreement by and among Gold Resource Corporation, Gold Resource Acquisition Sub, Inc. and Aquila Resources Inc., dated October 5, 2021.

10.1	Voting Support Agreement by and among Betelgeuse LLC, Orion Fund JV Limited, Gold Resource Corporation and Gold Resource Acquisition Sub, Inc., dated October 5, 2021.

10.2	Voting Support Agreement by and among Hudbay Minerals Inc., Gold Resource Corporation and Gold Resource Acquisition Sub, Inc., dated October 5, 2021.

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLD RESOURCE CORPORATION

Date: October 12, 2021	By:	/s/ Allen Palmiere
	Name:	Allen Palmiere
	Title:	Chief Executive Officer and President